EXHIBIT 5.1

July 15, 2016

Enersis Américas S.A.

Santa Rosa 76, 15th floor

Santiago, Chile

Dear Sirs,

We have acted as Chilean counsel for Enersis Américas S.A., a publicly held stock corporation incorporated under the laws of the Republic of Chile (the “Company”), in connection with the issuance by the Company of new shares of common stock (the “Shares”) and of American Depositary Shares (“ADSs”) to be represented by American Depository Receipts (“ADRs”), pursuant to the merger of Endesa Americas S.A. and Chilectra Américas S.A. with and into the Company (the “Merger”). The ADRs will be issued pursuant to the terms of a Deposit Agreement by and among the Company and Citibank, N.A., as depository (the “Depository”), and the holders and beneficial owners of ADSs issued therunder (the “Deposit Agreement”).

We are giving this opinion in connection with Registration Statement on Form F-4 filed by the Company with the U.S. Securities and Exchange Commission (the “Registration Statement”) to effect registration of the Shares pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Act”).

For purposes of this opinion, we have examined (i) the By-laws (Estatutos) of the Company, and (ii) such other documents and certificates as we have deemed necessary for the purposes of the opinion expressed below.

For purposes of this opinion, we have assumed, with respect to all documents examined by us, that all documents have been duly authorized, executed and delivered by the Company, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies.

The opinions hereinafter expressed are limited to the laws of the Republic of Chile, and we express no opinion as to any laws other than the laws of the Republic of Chile in force and as interpreted at the date of this opinion. We have not, for purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based on the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations that we consider relevant, and under the laws of the Republic of Chile, we are of the opinion that:

1.	Upon the effectiveness of the Merger and provided that (i) the Merger has been duly approved by the shareholders meeting of the Company and by the shareholders meetings of Endesa Américas S.A. and Chilectra Américas S.A., (ii) the issuance of the Shares has been duly authorized by the shareholders of the Company and the Board of Directors thereafter effects such issuance, and (iii) the Superintendencia de Valores y Seguros of Chile has approved and registered the issuance of the Shares, in accordance with Chilean law, the Shares will be validly issued, fully paid and non assessable, and the Depositary will have good and valid title to any Shares underlying ADSs, free and clear of all liens encumbrances, security interests or claims, subject only to the Deposit Agreement and the Company’s By-laws.

2.	The discussion in the Registration Statement under the heading “Material Chilean Tax Consequences” insofar as it describes certain Chilean tax consequences of the Merger to Foreign Holders, constitutes our opinion with respect to the Chilean tax consequences to a Foreign Holder of common stock or ADSs in the Merger of Endesa Américas S.A. with and into Enersis Américas S.A. and the subsequent ownership, if any, of Enersis Américas S.A. shares or ADSs.

This opinion speaks only as of the date hereof. Accordingly, any person relying on this opinion letter at any time after the date of this opinion letter should seek advice of its counsel as to the proper application of this opinion letter at such time.

We hereby consent to the filing with the U.S. Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement, and to the references made to our firm under the captions “Material Chilean Tax Consequences” and “Legal Matters”

in the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Act.

Sincerely,

PHILIPPI, PRIETOCARRIZOSA, FERRERO DU & URÍA SPA

By:	/s/ Juan Francisco Gutiérrez
Juan Francisco Gutiérrez, Partner

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